Exhibit 99.1

Blount International Closed Acquisition
of Woods Equipment Company

PORTLAND, OR – September 7, 2011 – Blount International, Inc. (NYSE: BLT) (“Blount”) today announced that it has closed its acquisition of GenWoods HoldCo, LLC (“Woods Holdings”) and its wholly owned subsidiary, Woods Equipment Company (“Woods”), a manufacturer and marketer of equipment and replacement parts primarily for the agriculture end market. Blount previously announced the signing of the Merger Agreement for this acquisition on August 17, 2011.

Josh Collins, Blount’s Chairman and CEO, stated “We are excited to welcome Woods and TISCO to the Blount family and to work with our new team members to help grow our business in the farm, ranch, and agriculture end markets. The combination with our existing businesses is consistent with our stated strategy and provides significant opportunities for value creation across the enterprise.”

For an overview of the acquisition, please visit our website at http://www.blount.com/ to view the presentation titled “Woods Acquisition Overview”.

Founded in 1946, Woods is a manufacturer and marketer of equipment and replacement parts for the agriculture, grounds maintenance, and construction markets, primarily in North America, with approximately $160 million in sales for the twelve months ended July 31, 2011. Woods manufactures, markets, and distributes agriculture and construction attachments and related replacement parts in its Attachment business unit, and it markets and distributes one of the largest selections of replacement parts for tractors and implements through its Aftermarket Parts business unit. Woods offers its products under the brand names Woods®, Alitec®, Central Fabricators®, Gannon®, Wain-Roy®, WoodsCare™, and TISCO® through a vast distribution network, including over 11,000 dealers nationwide, original equipment manufacturers, nationwide farm stores, an e-commerce portal, and tractor repair shops.

Blount is a leader in the design, manufacturing, and marketing of replacement parts and equipment for consumers and professionals in select global end markets, including forestry; lawn and garden; farm, ranch, and agriculture; and concrete cutting and finishing, and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com/.

4909 SE INTERNATIONAL WAY | PORTLAND, OREGON 97222 | 503.653.8881

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Forward looking statements in this release, including without limitation the Company's outlook, expectations, beliefs, plans, indications, estimates, anticipations, guidance, and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, the presumed relationship between backlog, and future sales trends, as well as the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

4909 SE INTERNATIONAL WAY | PORTLAND, OREGON 97222 | 503.653.8881